Exhibit 99.2

CPI Card Group Announces Share Purchase Agreement with Majority Shareholder Parallel49 Equity ULC

Littleton, CO – December 7, 2023 -- CPI Card Group Inc. (Nasdaq: PMTS) (“CPI” or the “Company”), a payment technology company and leading provider of credit, debit and prepaid solutions, today announced that it has entered into an agreement to purchase shares of the Company’s common stock from Tricor Pacific Capital Partners (Fund IV) US, LP, a fund managed by Parallel49 Equity ULC (“Parallel49”), under the Company’s previously announced $20 million share repurchase authorization.

Pursuant to the agreement, the Company has agreed to purchase from Parallel49, and Parallel49 has agreed to sell to the Company, a number of shares equal to three times the number of shares acquired by the Company in the open market from non-Parallel49 holders from time to time during the period December 11, 2023 through March 31, 2024, up to a maximum of 325,000 shares. The purchase price for the shares to be acquired from Parallel49 will be equivalent to 98% of the volume weighted average purchase price of shares bought by the Company in the open market from non-Parallel49 holders during that time period, with settlement occurring within five days of the end of the period. The agreement has been approved by the Audit Committee of the Board of Directors of the Company.

“CPI is an outstanding company that we have been invested in for more than 15 years,” said Rod Senft, Chairman, Tricor Pacific Capital and Founder and Investment Committee Member of Parallel49 Equity. “We remain a big supporter of the Company and believe this agreement benefits both CPI shareholders and Parallel49 investors.”

Parallel49 currently owns 6.6 million shares of CPI common stock, or approximately 57% of CPI’s outstanding common stock. CPI purchasing shares from Parallel49 at a 3 to 1 ratio to open market purchases would maintain or reduce the Parallel49 ownership percentage in CPI and minimize the share repurchase impact on CPI’s public float.

“We believe repurchasing shares in the current environment is a great investment for our shareholders, and this agreement allows us to structure the repurchase program to enhance our equity profile,” said Jeff Hochstadt, Chief Financial Officer of CPI Card Group.

The Company and Parallel49 may enter into similar agreements in the future, consistent with the Company’s share repurchase authorization. The Company has an existing authorization to purchase up to $20 million of its common stock through open market purchases and privately negotiated transactions, expiring on December 31, 2024.

About CPI Card Group Inc.

CPI Card Group is a payment technology company providing a comprehensive range of credit, debit, and prepaid card solutions, complementary digital solutions, and Software-as-a-Service

(SaaS) instant issuance. With a focus on building personal relationships and earning trust, we help our customers navigate the constantly evolving world of payments, while delivering innovative solutions that spark connections and support their brands. We serve clients across industry, size, and scale through our team of experienced, dedicated employees and our network of high-security production and card services facilities—located in the United States. CPI is committed to exceeding our customers’ expectations, transforming our industry, and enhancing the way people pay every day. Learn more at www.CPIcardgroup.com.

Forward-Looking Statements

Certain statements and information in this release (as well as information included in other written or oral statements we make from time to time) may contain or constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including statements about our share repurchase plans and strategic initiatives, are based on our current expectations and beliefs concerning future developments and their potential effect on us and other information currently available. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated. Reference is made to a more complete discussion of forward-looking statements and applicable risks that are described under the heading “Cautionary Statement Regarding Forward-Looking Information” and in Part I, Item 1A - Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2023 and our other reports filed from time to time with the SEC. We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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For more information:

CPI encourages investors to use its investor relations website as a way of easily finding information about the Company. CPI promptly makes available on this website the reports that the Company files or furnishes with the SEC, corporate governance information and press releases.

CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com